INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
FSF Financial Corp. and Subsidiaries
Hutchinson, Minnesota 55350

We have audited the consolidated statements of financial condition of FSF Financial Corp. and Subsidiaries (the Corporation) as of September 30, 2000 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the two years in the period ended September 30, 2000. Those financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on those financial statements based on our audit.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FSF Financial Corp. and Subsidiaries as of September 30, 2000 and the consolidated results of their operations and their cash flows for each of the fiscal years in the two year period ended September 30, 2000, in conformity with U.S. generally accepted accounting principles.


/s/Bertram Cooper & Co. LLP
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Bertram Cooper & Co. LLP
Waseca, Minnesota
October 25, 2000